Exhibit 99.1

AIRNET COMMUNICATIONS EXPECTS Q4 REVENUE TO BE WITHIN FORECASTED RANGE

Melbourne, FL, January 25, 2006 - AirNet Communications Corporation (NASDAQ: ANCC), the technology leader in software defined base station products for wireless communications, today announced that it expects revenue for the fourth quarter of fiscal year 2005 to be within its forecasted range.

During the Company’s fiscal year 2005 third quarter conference call, revenue for the fourth quarter was forecasted to be in the range of $3.5 - 5.0 million. Based on preliminary unaudited results, fourth quarter revenue is expected to be in the range of $3.5 – 3.9 million compared to the $6.1 million in revenue reported for the fourth quarter of fiscal year 2004.

About AirNet

AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost-effectively and simultaneously offer high-speed wireless data and voice services to mobile subscribers. AirNet’s patented broadband, software-defined AdaptaCell® SuperCapacity™ adaptive array base station solution provides a high-capacity base station with a software upgrade path to high-speed data. The Company’s RapidCell™ base station provides government communications users with up to 96 voice and data channels in a compact, rapidly deployable design capable of processing multiple GSM protocols simultaneously. The Company’s AirSite® Backhaul Free™ base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. AirNet has 68 patents issued or filed and has received the coveted World Award for Best Technical Innovation from the GSM Association, representing over 400 operators around the world. More information about AirNet may be obtained by visiting the AirNet Web site at www.airnetcom.com.

For More Information:

Stuart P. Dawley

Investment Relations Officer

+1 321-953-6780

sdawley@airnetcom.com

AirNet Communications | 3950 Dow Road, Melbourne, FL USA 32934 | +1 321.984.1990 | www.airnetcom.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward looking statements include statements regarding the Company’s revenue outlook. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Our estimate of revenue for the fourth quarter in this press release is based on our preliminary internally prepared unaudited financial statements. The actual amount of revenue for the quarter may vary and will be determined in connection with the completion by our auditors of the year-end audit of our financial statements. Other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004 and subsequent form 10Qs filed in 2005.

The stylized AirNet mark®, AirNet®, AdaptaCell® and AirSite® are registered trademarks with the U.S. Patent and Trademark Office. SuperCapacity™, RapidCell™ and Backhaul Free™ are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.

AirNet Communications | 3950 Dow Road, Melbourne, FL USA 32934 | +1 321.984.1990 | www.airnetcom.com